Filed Pursuant to Rule 424(b)(3)
Registration No. 333-81434

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 5, 2002
(To Prospectus filed on April 30, 2002)

LSI LOGIC CORPORATION

PROSPECTUS

$490,000,000
(aggregate principal amount)

4.00 % Convertible Subordinated Notes due 2006 and the
Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

     The table captioned “Selling Securityholders” commencing on page 41 of the Prospectus is hereby amended to reflect the following additions and changes.

	Principal
	Amount at
	Maturity of		Number of
	Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned That	Notes	That May Be	Common Stock
Name	May Be Sold	Outstanding	Sold(1)	Outstanding(2)

CFFX, LLC	6,500,000	1.3%	246,782	*
Federated Equity Income Fund, Inc.	34,200,000	7.0%	1,298,454	*
Federated Insurance Series, on behalf of its Federated Equity Income Fund II	1,420,000	2.9%	53,912	*
Ohio National Fund, Inc., on behalf of its Equity Income Portfolio	160,000	*	6,074	*
Transamerica Life Insurance & Annuities Co.	8,000,000	1.6%	303,732	*

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion price of approximately $26.339 per share of common stock. However, this conversion price will be subject to adjustment as described under “Description of Notes-Conversion Rights”. As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 369,432,477 shares of common stock outstanding as of April 5, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.